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EXHIBIT 23.1

INDEPENDENT AUDITORS' CONSENT

We consent to the reference to our firm under the caption "Experts" in the Registration Statement on Form S-3 and related Prospectus of Axonyx Inc., pertaining to the registration of 14,479,353 shares of its common stock and to the incorporation by reference therein of our report dated February 5, 2003 (with respect to Note B[9], March 25, 2003), with respect to the consolidated financial statements of Axonyx, Inc. as of and for the year ended December 31, 2002, included in its 2002 Annual Report on Form 10-K, filed with the Securities and Exchange Commission.

/s/ Eisner LLP

New York, New York
October 7, 2003

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  EXHIBIT 23.1